                                                                    EXHIBIT 2.15


                           ASSET PURCHASE AGREEMENT


                                by and between


                        TELETOUCH COMMUNICATIONS, INC.
                                   as Buyer

                                      and

                               DAVE FANT COMPANY
                        (D/B/A OKLAHOMA RADIO SYSTEMS)
                               AND DAVID W. FANT
                                   as Seller


                                April 11, 1996

                               TABLE OF CONTENTS

                                                                        Page
                                     ARTICLE I    DEFINITIONS

        1.1   Definitions................................................. 1
        1.2   Other Terms................................................. 7
        1.3   Other Definitional Provisions............................... 7

                                     ARTICLE II   THE TRANSACTION

        2.1   Purchase and Sale of Assets................................. 7
        2.2   Excluded Assets............................................. 9
        2.3   Assumption of Obligations................................... 9
        2.4   Excluded Obligations and Liabilities........................10
        2.5   Nonassignable Contracts and Leases..........................11

                                     ARTICLE III  PAYMENT OF PURCHASE PRICE

        3.1   Amount; Delivery............................................11
        3.2   Price Allocation............................................12
        3.3   Purchase Price Adjustments..................................12
        3.4   Apportionments; Post-Closing Adjustments....................13
        3.5   Audit.......................................................13

                                     ARTICLE IV   REPRESENTATIONS AND
        WARRANTIES OF SELLER

        4.1   Existence and Good Standing.................................14
        4.2   Authorization and Validity of Agreement.....................14
        4.3   Consents and Approvals; No Violations.......................15
        4.4   Receivables.................................................15
        4.5   Financial Statements; No Material Adverse Change............15
        4.6   Warranty Claims.............................................16
        4.7   Title to Properties; Encumbrances; Condition................16
        4.8   Leases......................................................16
        4.9   Contracts and Commitments...................................16
        4.10  Permits.....................................................18
        4.11  Litigation..................................................18
        4.12  Taxes.......................................................18
        4.13  Insurance...................................................19

        4.14  Intellectual Property.......................................19
        4.15  Compliance with Laws........................................19
        4.16  Employment Relations........................................19
        4.17  Employee Benefit Plans......................................19
        4.18  Environmental Laws and Regulations..........................19
        4.19  Interests in Customers and Suppliers........................20
        4.20  Compensation of Employees...................................20
        4.21  Suppliers and Customers.....................................20
        4.22  Absence of Changes..........................................21
        4.23  Solvency....................................................21
        4.24  Disclosure..................................................22
        4.25  Government Contracts........................................22
        4.26  Copies of Documents.........................................23
        4.27  No Subsidiaries.............................................23
        4.28  Broker's or Finder's Fees...................................23

                                     ARTICLE V    REPRESENTATIONS AND
        WARRANTIES OF BUYER

        5.1   Existence and Good Standing of Buyer; Power and Authority...23
        5.2   No Violations...............................................23
        5.3   Broker's or Finder's Fees...................................24

                                     ARTICLE VI   CONDITIONS TO SELLER'S
        OBLIGATIONS

        6.1   Truth of Representations and Warranties.....................24
        6.2   Performance of Agreements...................................24
        6.3   No Litigation Threatened....................................24
        6.4   Governmental Approvals......................................25
        6.5   Proceedings.................................................25

                                     ARTICLE VII  CONDITIONS TO BUYER'S
        OBLIGATIONS

        7.1   Truth of Representations and Warranties.....................25
        7.2   Performance of Agreements...................................25
        7.3   No Litigation Threatened....................................25
        7.4   Schedules, Due Diligence and Audit..........................26
        7.5   Governmental Approvals......................................26
        7.6   Consents....................................................26
        7.7   Proceedings.................................................26

                                     ARTICLE VIII COVENANTS OF SELLER
        8.1   Cooperation by Seller.......................................26
        8.2   Notice of Breaches..........................................26
        8.3   Conduct of Business.........................................27
        8.4   Negative Covenants of Seller................................27
        8.5   Exclusive Dealing...........................................28
        8.6   Review of the Assets........................................28
        8.7   Governmental Filings........................................28
        8.8   Use of Name.................................................29
        8.9   Schedules...................................................29
        8.10  Further Assurances..........................................29

                                     ARTICLE IX   COVENANTS OF BUYER

        9.1   Cooperation by Buyer........................................29
        9.2   Books and Records; Personnel................................29
        9.3   Further Assurances..........................................30
        9.4   Governmental Filings........................................30

                                     ARTICLE X    THE CLOSING

        10.1  Time and Place..............................................30
        10.2  Seller's Obligations........................................30
        10.3  Buyer's Obligations.........................................31
        10.4  Possession..................................................32

                                     ARTICLE XI   TERMINATION

        11.1  Termination.................................................32
        11.2  Remedies Upon Default or Failure to Close...................32
        11.3  Effect on Obligations.......................................33

                                     ARTICLE XII   SURVIVAL AND
        INDEMNIFICATION

        12.1  Indemnification of Seller...................................33
        12.2  Indemnification of Buyer....................................34
        12.3  Demands.....................................................34
        12.4  Right to Contest and Defend.................................34
        12.5  Cooperation.................................................35
        12.6  Right to Participate........................................35
        12.7  Payment of Damages..........................................35

        12.8  Survival of Representations and Warranties..................36
        12.9  General.....................................................36

                                     ARTICLE XIII  MISCELLANEOUS

        13.1  Notices.....................................................36
        13.2  Governing Law...............................................37
        13.3  Entire Agreement; Amendments and Waivers....................37
        13.4  Binding Effect and Assignment...............................38
        13.5  Severability................................................38
        13.6  Headings....................................................39
        13.7  Execution...................................................39
        13.8  Sales and Transfer Taxes....................................39
        13.9  Expenses....................................................39
        13.10 Publicity...................................................39
        13.11 Bulk Sales..................................................39

SCHEDULES
---------

     Schedule 2.1(a)     Certain Assets
     Schedule 2.1(c)     Contracts
     Schedule 2.1(d)     Leases
     Schedule 2.1(f)     Intellectual Property
     Schedule 2.1(g)     Permits
     Schedule 2.2(b)     Excluded Contracts
     Schedule 2.2(d)     Personal Items and Other Excluded Assets
     Schedule 2.3(c)     Accrued Vacation and Sick Leave
     Schedule 2.4(h)     Breaches or Violations
     Schedule 3.2        Allocation of Purchase Price
     Schedule 4.3        Seller Consents
     Schedule 4.4        Receivables
     Schedule 4.5        Material Adverse Change
     Schedule 4.6        Warranty Claims
     Schedule 4.7        Title to Properties; Encumbrances; Condition
     Schedule 4.8        Leases
     Schedule 4.9        Contracts and Commitments
     Schedule 4.10       Permits
     Schedule 4.11       Litigation
     Schedule 4.13       Insurance Policies
     Schedule 4.14       Intellectual Property
     Schedule 4.18       Environmental Laws and Regulations
     Schedule 4.19       Certain Relationships of Seller
     Schedule 4.20       List of Employees of Seller
     Schedule 4.21       Suppliers and Customers
     Schedule 4.22       Absence of Changes
     Schedule 4.26       Government Contracts


EXHIBITS
--------

     Exhibit A                 Noncompetition Agreement
     Exhibit B                 Note

                           ASSET PURCHASE AGREEMENT



     This Asset Purchase Agreement (the "Agreement") dated as of April 11, 1996, is by and between Teletouch Communications, Inc., a Delaware corporation ("Buyer") and Dave Fant Company, d/b/a Oklahoma Radio Systems, an Oklahoma corporation ("DFC"), and David W. Fant, a resident of Oklahoma ("Fant"). DFC and Fant are referred to herein together as "Seller."

                             W I T N E S S E T H:

     WHEREAS, Fant operates a portion of the Business, as defined below, as a sole proprietorship and Fant wishes to sell and Buyer wishes to purchase substantially all of the assets of Fant related to the Business, excluding any personal assets of Fant; and

     WHEREAS, DFC wishes to sell and Buyer wishes to purchase substantially all of the assets of DFC, all upon the terms and subject to the conditions set forth below.

     NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     I.1  Definitions.  As used herein, the following terms have the meanings
          -----------
set forth below:

     "Accounts Receivable":  all notes and accounts receivable of Seller
      -------------------
attributable to the Business through the date immediately preceding the Closing Date.

     "Accounts Payable":  the payables of Seller to trade accounts and other
      ----------------
creditors.

     "Affiliate":  with respect to any Person, any other Person directly or
      ---------
indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

     "Agreement":  this Asset Purchase Agreement, as amended from time to time
      ---------
as provided herein, and all exhibits, schedules and ancillary documents hereto, except where the context clearly indicates otherwise.

     "Assets":  as defined in Section 2.1.
      ------

     "Assigned Contracts":  as defined in Section 2.3.
      ------------------

     "Assumed Obligations":  as defined in Section 2.3.
      -------------------

     "Books and Records":  all books, records, books of account, files and data
      -----------------
(including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents used in or associated with the conduct of the Business or the ownership of the Assets, including personnel records and files (to the extent Seller's personnel are hired by Buyer), except that the Books and Records shall not include any books, records, files and other data of Seller which relate exclusively to (i) organizational or governance proceedings of Seller, (ii) the Excluded Assets, or (iii) excluded obligations or liabilities in Section 2.4 below.

     "Business":  the paging operations, including (a) the lease and sale of
      --------
paging equipment, (b) sale and servicing of mobile equipment and (c) voice mail services, currently conducted by Seller with its sole office in Moore, Oklahoma.

     "Business Day":  any day excluding Saturday, Sunday and any day on which
      ------------
banks in Houston, Texas are authorized or required by law or other governmental action to close.

     "Buyer":  as defined in the preamble of this Agreement.
      -----

     "Buyer Indemnitees":  as defined in Section 12.2.
      -----------------

     "Buyer's Agreements": the Lease Agreement, the Noncompetition Agreement and
      ------------------
the Note.

     "Cash Payment":  as defined in Section 3.1(a).
      ------------

     "Claim":  as defined in Section 12.3.
      -----

     "Closing":  as defined in Section 10.1.
      -------

     "Closing Date":  as defined in Section 10.1.
      ------------

     "Code":  the Internal Revenue Code of 1986, as amended from time to time,
      ----
and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

     "Commission":  the Federal Communications Commission.
      ----------

     "Contract": any written or oral contract, agreement or instrument relating
      --------
to the Business to which Seller is a party or is otherwise bound, including, without limitation, supply contracts, customer agreements, any mortgages, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which Seller is a party or by which any of its assets may be bound, but excluding Leases and Employee Benefit Plans.

     "Damages": as defined in Section 12.1.
      -------

     "DFC": as defined in the preamble to this Agreement.
      ---

     "Earnest Money": the $5,000 paid by Buyer to Seller pursuant to the terms
      -------------
of the Letter of Intent dated January 16, 1996, between Buyer and Seller.

     "Employee Benefit Plans": any employee benefit plans, policies, programs
      ----------------------
and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the Business prior to the Closing Date.

     "Encumbrances": liens, security interests, options, rights of first
      ------------
refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, encroachments, licenses, Leases, Permits, security agreements, or any other encumbrances and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto.

     "Environmental Claim":  any and all administrative, regulatory, judicial or
      -------------------
other actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law (cumulatively and for purposes of this definition, "Environmental Claims"), including without limitation (i) any and all Environmental Claims by governmental authorities for enforcement, penalties, cleanup, removal, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(ii) any and all Environmental Claims by any third party seeking damages, enforcement, penalties, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Law":  any federal, state or local statute, law, rule,
      -----------------
regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Occupational Safety and Health Act, as amended, 29 U.S.C. (S) 651 et seq; the
                                                                  -- ---
Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. (S) 9601 et seq.; the Hazardous Materials Transportation
                              -- ---
Act, as amended, 49 U.S.C. (S) 5101 et seq.; the Resource Conservation and
                                    -- ---
Recovery Act, as amended, 42 U.S.C. (S) 6901 et seq.; the Federal Water
                                             -- ---
Pollution Control Act, as amended, 33 U.S.C. (S) 1251 et seq.; the Toxic
                                                      -- ---
Substances Control Act, 15 U.S.C. (S) 2601
et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the Safe Drinking
-- ---                                         -- ---
Water Act, 42 U.S.C. (S) 300f et seq.; the Oil Pollution Act of 1990, 33
                              -- ---
U.S.C. (S) 2701 et seq.; and relevant state and local laws.
                -- ---

     "ERISA":  the Employee Retirement Income Security Act of 1974, as amended
      -----
from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

     "Excluded Assets":  as defined in Section 2.2.
      ---------------

     "Excluded Contracts":  as defined in Section 2.2(c).
      ------------------

     "Excluded Liabilities": as defined in Section 2.4.
      --------------------

     "Fant": as defined in the preamble to this Agreement.
      ----

     "FCC Approvals":  as defined in Section 6.4.
      -------------

     "Finova": Finova Capital Corporation, the senior lender to Buyer.
      ------

     "GAAP":  generally accepted accounting principles consistently applied (as
      ----
such term is used in the American Institute of Certified Public Accountants Professional Standards) as of the date of the Unaudited Financial Statements.

     "Hazardous Materials":  (i) any petroleum or petroleum products,
      -------------------
radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants," "regulated substances" or words of similar import under any applicable Environmental Law.

     "Intellectual Property":  domestic and foreign patents, patent
      ---------------------
applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs and software, data bases, trade secrets, methods, designs, processes, procedures, proprietary information and any other intangible property used in or associated with the conduct of the Business and the ownership of the Assets, including all of Seller's rights to any such property which is owned by and licensed from others and any goodwill associated with any of the foregoing.

     "Inventory": all pagers, other merchandise, supplies, stock in trade and
      ---------
other such assets
of Seller held for sale or lease in the ordinary course of the Business or to be furnished under contracts of service or held as work in process or to be used or consumed in the Business.

     "Lease Agreement": the agreement relating to Buyer's lease from Seller of
      ---------------
the property at which Seller's office is located to be executed at Closing in form and substance satisfactory to Buyer and Seller.

     "Leases": any and all written and oral contracts, agreements, and
      ------
commitments regarding the lease of real or personal property to which Seller is a party or is otherwise bound that relate to or are used in the operation of the Business, including, but not limited to, leases of towers and transmitter sites.

     "Loan Agreement": the Amended and Restated Loan Agreement dated August 3,
      --------------
1995, among Buyer, each of Buyer's subsidiaries, and Finova.

     "Material Adverse Effect":  a material adverse effect on the assets,
      -----------------------
liabilities, business, condition (financial or otherwise), results of operations or prospects of the applicable party.

     "Noncompete Payment": as defined in Section 3.1(b).
      ------------------

     "Noncompetition Agreement": the agreement relating to Seller's and certain
      ------------------------
of its shareholders' noncompetition with Buyer in the form of Exhibit "A" attached hereto, to be executed at Closing.

     "Note": an unsecured promissory note in the form attached hereto as Exhibit
      ----
"B" issued by Buyer payable to Seller in the principal amount of $200,000, as adjusted pursuant to Section 3.3, if necessary, due and payable one (1) year after the Closing Date, bearing interest at a rate of ten percent (10%) per annum.

     "Pending Applications": any applications filed with, but not granted by,
      --------------------
the Commission on behalf of Seller prior to the Closing Date.

     "Permits":  any license, permit, franchise, consent, approval or authority
      -------
granted to Seller by any Person and applicable to the Business, including, but not limited to, all licenses and permits issued by the Commission.

     "Permitted Encumbrances":  (i) Encumbrances consisting of easements,
      ----------------------
permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Seller in the operation of the Business, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (iii) Encumbrances created by Buyer, and (iv) Encumbrances, if any, relating to the Assumed Obligations.

     "Person":  any individual, partnership, joint venture, corporation, limited
      ------
liability company, trust, unincorporated organization, government or other department or agency thereof or other entity.

     "Pre-Closing Period":  as defined in Section 4.12(a).
      ------------------

     "Price Allocation":  as defined in Section 3.2.
      ----------------

     "Purchase Price":  as defined in Section 3.1.
      --------------

     "Releases":  as defined in Section 4.18.
      --------

     "Returns":  as defined in Section 4.12(a).
      -------

     "Rules and Regulations ": as defined in Section 4.10.
      ---------------------

     "Schedules":  The schedules of Seller, Buyer or both as appropriate in the
      ---------
context and as referenced throughout this Agreement.

     "Seller":  as defined in the preamble of this Agreement.
      ------

     "Seller Indemnitees":  as defined in Section 12.1.
      ------------------

     "Seller's Agreements": the Lease Agreement and the Noncompetition
      -------------------
Agreement.

     "Subordinated Debt Agreement": the Amended and Restated Subordinated Note,
      ---------------------------
Preferred Stock and Warrant Purchase Agreement dated August 3, 1995, among Buyer, Continental Illinois Venture Corporation, CIVC Partners I, GM Holdings, LLC, and certain other purchasers listed on the signature pages thereto.

     "Subsequent Permits": any Permits acquired by or granted to Seller after
      ------------------
the date of this Agreement but prior to the Closing Date.

     "Subsequently Constructed Facilities": any facilities licensed by the
      -----------------------------------
Commission under Parts 22 or 90 of the Commission's Rules which were constructed and placed into operation after the date of this Agreement, but prior to the Closing Date.

     "Tax":  any net income, alternative or add-on minimum tax, advance,
      ---
corporation, gross income, gross receipts, sales, use, ad valorem, franchise,
                                                       -- -------
profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

     "Unaudited Financial Statement Date":  as defined in Section 4.5.
      ----------------------------------

     "Unaudited Financial Statements":  as defined in Section 4.5.
      ------------------------------

     I.2  Other Terms.  Other terms may be defined elsewhere in the text of this
          -----------
Agreement and shall have the meaning indicated throughout this Agreement.

     I.3  Other Definitional Provisions.
          -----------------------------

          (a) The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

          (d) Reference to the "best knowledge" of a Person or words of similar import shall mean the actual or constructive best knowledge of such Person after reasonable due diligence as to the facts and circumstances addressed.


                                   ARTICLE II
                                THE TRANSACTION
                                ---------------

     II.1 Purchase and Sale of Assets.  Subject to the terms and conditions of
          ---------------------------
this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, the Assets, free and clear of all Encumbrances except Permitted Encumbrances, to Buyer on the Closing Date against the receipt by Seller of the Purchase Price. The term "Assets" shall mean all of the rights, title and interests of Seller in and to the assets used in or relating to the conduct of the Business, tangible and intangible, real, personal and mixed, other than the Excluded Assets, wherever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto. The Assets shall include, but not be limited to, the following categories of assets and specifically referenced assets:

          (a) all machinery, equipment, tools, supplies, furniture, furnishings, vehicles and other tangible personal property or other fixed assets owned or leased by Seller and used or held for use in the conduct of the Business, including, without limitation, the assets listed on Schedule 2.1(a), but excluding any items specifically identified in Section 2.2 below;

          (b)  all Inventory;

          (c) all rights of Seller existing under the Contracts which are listed on Schedule 2.1(c);

          (d) all rights of Seller existing under the Leases which are listed (by categories) on Schedule 2.1(d) and all easements, rights of way and other appurtenances thereof;

          (e) Seller's current business telephone numbers as listed in the "White Pages" or the "Yellow Pages" or similar publications;

          (f) the name "Oklahoma Radio Systems" and all Intellectual Property including, but not limited to, that listed on Schedule 2.1(f);

          (g) all Permits which are held by Seller and are associated with or necessary to operate the Assets or conduct the Business as listed on
     Schedule 2.1(g) to the extent such Permits are transferable to Buyer, including all Subsequent Permits and Pending Applications;

          (h)  all Books and Records;

          (i) any rights of Seller pertaining to any counterclaims, set-offs or defenses Seller may have with respect to any Assumed Obligations;

          (j) all prepaid claims, prepaid taxes, prepaid insurance premiums and other prepaid expense items of Seller;

          (k) third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverages afforded thereby relating to the Assets;

          (l)  the Accounts Receivable;

          (m) Seller's current post office boxes for any mail delivered relating to the Business; and

          (n) any additional assets from time to time acquired for the Business by Seller in the ordinary course of business prior to Closing Date, except for such property as may be used, sold, consumed or disposed of by Seller in the ordinary course of business prior to the Closing Date and in compliance with the terms and conditions of this Agreement.

To the extent that any Assets of Seller are intended to be transferred to Buyer pursuant to the general language of this Agreement but are not listed, the general language of this Section 2.1 shall be controlling and such Assets nonetheless shall be transferred to Buyer for all purposes.

     II.2 Excluded Assets.  The Assets shall not include any of the following
          ---------------
(the "Excluded Assets"):

          (a) all cash on hand, on deposit or in transit and arising out of the operation of the Business prior to the Closing Date;

          (b)  the Motorola Service Monitor, model number R2600;

          (c) each contract or agreement set forth on Schedule 2.2(b) attached hereto or which requires the consent to assignment by a Person other than Seller and which consents are not obtained on or before the Closing Date (the "Excluded Contracts");

          (d)  all Employee Benefit Plans;

          (e) the personal items and equipment and furnishings unrelated to the Business and of insubstantial value as listed on Schedule 2.2(d);

          (f) causes of action and third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverage afforded thereby other than those relating to the Assets;

          (g) tax refunds related to the Business or the Assets received or receivable by Seller relating to taxes paid by Seller for all periods prior to Closing Date; and

          (h)  minute books and governance documents of Seller.

     II.3 Assumption of Obligations.  Upon the sale of the Assets by Seller,
          -------------------------
Buyer shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, from and after the Closing Date only such of the obligations of Seller in respect of the following (collectively, the "Assumed Obligations"):

          (a) the Permits, Contracts and Leases properly transferred and assigned to Buyer hereunder in conformity with the provisions of such Permits, Contracts and Leases

     (collectively, the "Assigned Contracts");

          (b) customer deposits to the extent such deposits were made pursuant to and remain outstanding under the Assigned Contracts; and

          (c) the accrued vacation and sick leave obligations with respect to any employee of Seller hired by Buyer within thirty (30) days of the Closing Date to the extent that such accrued vacation and sick leave are based on the existing policies of Seller and are reflected on Schedule 2.3(c) attached hereto; provided that Buyer shall have no obligation to hire any employees of Seller or the Business.

The assumption by Buyer of the Assumed Obligations shall not enlarge any rights or remedies of any third parties under any contracts, agreements, instruments or arrangements of any kind with Seller. Nothing herein shall prevent Buyer from contesting in good faith any of the Assumed Obligations.

     II.4 Excluded Obligations and Liabilities.  It is expressly understood and
          ------------------------------------
agreed that, except as specifically provided in Section 2.3, Buyer shall not be obligated to pay, perform or discharge any debt, obligation, cost, expense or liability of Seller, whether absolute or contingent, known or unknown ("Excluded Liabilities"), including, but not limited to debts, obligations, costs, expenses and liabilities:

          (a) related to any of the Excluded Assets or to any employees of Seller, including all severance, retirement, medical and other benefits payable to employees or former employees of the Business or of Seller or to their dependents or beneficiaries), except as specifically stated in
     Section 2.3(c) above;

          (b) for the Accounts Payable (except any Accounts Payable arising from the Assigned Contracts on or after the Closing Date);

          (c) for any Taxes owed by Seller, including without limitation, any foreign, federal, state or local Tax (i) based on income or revenues of Seller, or any state franchise tax or sales or use taxes of Seller, (ii) based on wages earned by employees of Seller (as that term is defined under Section 3121 of the Code), or (iii) based on the transfer of motor vehicles by reason of the existence or operations of Seller prior to the Closing Date;

          (d) for any losses, costs, damages, judgments, penalties, expenses, fines, debts, liabilities and obligations of any nature whatsoever based upon or arising (i) from any agreement, commitment, undertaking, law, rule, regulation, order or other obligations, or (ii) out of any claims or actions against Seller or Buyer, in either case arising out of events, facts, circumstances or conditions existing on or occurring prior to the Closing Date, whether or not filed or known to Seller prior to the Closing Date, unless such claims arise from Buyer's failure to perform an Assumed Obligation;

          (e) for any of the liabilities or expenses of Seller incurred in the negotiation of and carrying out of its obligations under this Agreement;

          (f) for liabilities and obligations of Seller to Buyer created by this Agreement;

          (g) for any product liability resulting from any product sold by Seller prior to the Closing Date or any tort liability of Seller arising out of the Assets or the Business not expressly assumed by Buyer hereunder;

          (h) for any pre-Closing Date breach or violation of any of the Assigned Contracts unless such breach or violation is specifically disclosed on Schedule 2.4(h) and assumed by Buyer; or

          (i) for any regulatory user fees attributable to the Assets or the Business for the period prior to the Closing Date and payable to the Commission.

Seller agrees to satisfy and discharge all the liabilities of Seller relating to the Business and which are not assumed by Buyer pursuant to the terms of this Agreement, whether known at the Closing or thereafter determined, and, pursuant to Section 12.2 below, Seller agrees to indemnify and hold Buyer harmless with respect thereto.

     II.5 Nonassignable Contracts and Leases.  If any Permits, Contracts or
          ----------------------------------
Leases are not by their respective terms assignable, Seller agrees to use its reasonable best efforts promptly to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to Buyer the benefit thereof, it being understood that such reasonable best efforts shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any such Permits, Contracts or Leases. Buyer shall cooperate with Seller, in such manner as may be reasonably requested, in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained, Seller and Buyer will use their reasonable best efforts to take such actions as may be possible without violation or breach of any such nonassignable Permits, Contracts or Leases to effectively (i) grant Buyer the economic benefits of, and (ii) impose upon Buyer the economic burdens of, such Permits, Contracts and Leases.

                                  ARTICLE III
                           PAYMENT OF PURCHASE PRICE
                           -------------------------

     III.1  Amount; Delivery.  At the Closing, in addition to Buyer's assumption
            ----------------
of the Assumed Obligations, Buyer shall pay to Seller the consideration as follows (the "Purchase Price"), subject to adjustment as provided in Section 3.3 hereof, which Purchase Price shall be remitted by Buyer to Seller in the following manner:

          (a) $1,950,000 in cash (the "Cash Payment") on the Closing Date, which shall be paid by wire transfer of immediately available funds to an account of Seller as designated in writing by Seller to Buyer not more than three (3) Business Days prior to the Closing Date;

          (b) $50,000 in cash ("Noncompete Payment") on the Closing Date, which shall be paid by wire transfer of immediately available funds to an account of Seller (as designated pursuant to Section 3.1(a) above) for the benefit of the parties to the Noncompetition Agreement, or as directed by Seller for the parties to the Noncompetition Agreement, in consideration of the execution and delivery of the Noncompetition Agreement; and

          (c)  the issuance of the Note.

     III.2  Price Allocation.  Seller and Buyer agree to allocate the Purchase
            ----------------
Price for the Assets in accordance with the residual method described in the Treasury Regulations promulgated under Section 338(b)(5) of the Code, as amended (the "Price Allocation"). Seller and Buyer further agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Code and the proposed Treasury Regulations promulgated thereunder. Seller and Buyer mutually agree to use their reasonable best efforts to agree to the Price Allocation to be detailed (i) on Schedule 3.2 to be completed at Closing, and
(ii) on the Form 8594 jointly completed and separately filed with their respective income tax returns for the tax year in which the Closing occurs. The failure to agree on the Price Allocation, however, shall not constitute a default or breach of this Agreement by either party hereto. The parties further agree that they will report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the Price Allocation, and that they will not take any position inconsistent therewith.

     III.3  Purchase Price Adjustments.  At the Closing, the Purchase Price
            --------------------------
shall be increased or reduced, as applicable, by the aggregate dollar amount of the following determined as of the Closing Date:

     (a) reduced by billed amount of paging services for which Seller has received payment but for which Buyer shall be required to provide service, including prepaid customer accounts, in excess of $10,000;

     (b)  reduced by the amount of Customer deposits;

            (c) increased by any net increase in pagers in Inventory or in transit since December 31, 1995, determined by physical count taken by Buyer no more than three (3) days prior to Closing in a manner consistent with Seller's historical accounting practices and at which representatives of Seller shall be entitled to be present and have input; provided, that regardless of the results of such valuation, the Purchase Price shall not be increased by more than $70,000;

            (d) decreased or increased by the net change in the value of Seller's capital equipment (taking into effect capital equipment (i) disposed of, (ii) not in operating condition, or (iii) acquired with the consent of Buyer pursuant to this Agreement, since the Unaudited Financial Statement Date, determined by comparing the capital equipment valuation on the Unaudited Financial Statements with the results of a capital equipment valuation taken by Buyer no more than three (3) days prior to Closing in a manner consistent with Seller's historical accounting practices and at which representatives of Seller shall be entitled to be present and have input; provided, however, that regardless of the results of such valuation, the Purchase Price shall not be increased by more than $100,000;

            (e) reduced by all distributions, dividends or bonuses of any assets of Seller, other than cash, to its shareholders after the Unaudited Financial Statement Date;

            (f) reduced by all distributions, dividends or bonuses of any assets of Seller to its shareholders during the period January 1, 1995, through December 31, 1995, inconsistent with past practices or not in the ordinary course of business;

            (g) increased by $13,500, the cost of the Seller's new Glenayre terminal; and

            (h) reduced by the Earnest Money.

Adjustments, if any, to the Purchase Price under this Section 3.3 shall be made first to the Cash Payment and then to the principal amount of the Note.

     III.4  Apportionments; Post-Closing Adjustments.  At the Closing, the
            ----------------------------------------
following items shall be apportioned as of 11:59 p.m. on the day preceding the Closing Date: (a) property taxes, utility charges and other state, county and municipal taxes and assessments and charges affecting the Assets; (b) rents and other payments under any of the Assigned Contracts; and (c) such other items as are customarily apportioned in connection with the sale of similar property, all such items prior to such time being for the account of Seller and all such items after such time being the account of Buyer. At the Closing, Seller or Buyer, as the case may be, shall deliver to the other a check or wire transfer for the net amount owing under this Section 3.4. If any such items cannot accurately be apportioned at the Closing or prior thereto, or if it is later determined that such apportionment at Closing was not accurate, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable, but in no event more than 120 days after the Closing Date.

     III.5  Audit.  At least 60 days prior to the Closing Date, Buyer shall
            -----
receive an audited balance sheet of the Business for the twelve-month period ending as of December 31, 1995 prepared by Seller's independent auditors and prepared in accordance with GAAP (the "December Balance Sheet") together with an income statement for the twelve-month period ended as of December 31, 1995 (the "Audit Date") relating to the December Balance Sheet (together with the December Balance Sheet, the "Audited Financial Statements"). In connection with the December Balance Sheet, Seller shall also deliver to Buyer a determination of the aggregate earnings before interest, taxes, depreciation and amortization of Seller ("EBITDA") calculated for the twelve-month period ending on the Audit Date, which EBITDA calculation shall be appropriately adjusted to reflect non-operational inventory and to increase EBITDA to take into account and include
(i) manager's salary expense of $50,000, and (ii) certain unrecorded revenue agreed upon by Buyer and Seller. Buyer and its representatives shall have the right to review all work papers and procedures used to prepare the Audited Financial Statements and the EBITDA calculation and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless Buyer, within 30 days after delivery to Buyer of the December Balance Sheet notify Seller in writing that Buyer objects to the December Balance Sheet or the EBITDA calculation, as applicable, and specifies the basis for such objection, such December Balance Sheet and the EBITDA calculation shall become final and binding upon the parties for purposes of this Agreement. If the EBITDA is less than $350,000, Buyer may terminate this Agreement without any liability to Buyer.

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

     Seller hereby represents and warrants to Buyer as follows:

     IV.1 Existence and Good Standing.  DFC is a corporation duly organized and
          ---------------------------
validly existing under the laws of the State of Oklahoma. Fant operates a sole proprietorship. Seller has the power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. Seller is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by Seller or the nature of the business conducted by Seller makes such qualification necessary and the absence of which would have a Material Adverse Effect.

     IV.2 Authorization and Validity of Agreement.  Seller has full corporate
          ---------------------------------------
power and authority or legal capacity, as applicable, to execute and deliver this Agreement and the Seller's Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this

Agreement and the Seller's Agreements by Seller and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Board of Directors and shareholders of Seller, as applicable, and no other corporate governance action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and the Seller's Agreements by Seller and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Seller's Agreements have been, as applicable as of the date hereof or as of the Closing Date, duly executed and delivered by Seller and are the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except to the extent that their respective enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     IV.3 Consents and Approvals; No Violations.  The execution, delivery and
          -------------------------------------
performance of this Agreement and the Seller's Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of Seller; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Seller or by which any of its properties or assets may be bound; (c) require any filing by Seller with, or require Seller to obtain any Permit of, or require Seller to give any notice to, any governmental or regulatory body, agency or authority other than as set forth on Schedule 4.3 attached hereto; or (d) other than as set forth on Schedule 4.3 attached hereto, result in a violation or breach by Seller of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the Assets under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, Permit, Contract, Lease or other instrument or obligation to which Seller is a party, or by which it or any of the Assets may be bound, except in the case of clauses (b), (c) and (d) of this Section 4.3, for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect.

     IV.4 Receivables.  Schedule 4.4 lists all Accounts Receivable of Seller.
          -----------
Schedule 4.4 specifically indicates all such Accounts Receivable from any Affiliate of Seller. Except as reflected on Schedule 4.4, all such Accounts Receivable are, and all Accounts Receivable at the Closing Date will be, (i) bona fide claims against debtors for sales, work performed or other charges,
(ii) to the best knowledge of Seller, subject to no defenses, set-offs or counterclaims and (iii) collectible subject to Seller's normal reserve for bad debts as reflected in the Unaudited Financial Statements.

     IV.5 Financial Statements; No Material Adverse Change.  Seller has
          ------------------------------------------------
heretofore furnished Buyer with the unaudited financial statements of Seller as of December 31, 1995, in the form of an income statement for the twelve-month period then ended (the "Unaudited

Financial Statements"). The Unaudited Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of Seller at the dates thereof and the results of operations and cash flow of Seller for the period indicated. Except as set forth on Schedule 4.5 attached hereto or for changes that would not have a Material Adverse Effect, since December 31, 1995 (the "Unaudited Financial Statement Date") there has been no change in the Assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Seller.

     IV.6 Warranty Claims.  Except as set forth on Schedule 4.6 attached hereto,
          ---------------
as of the date hereof, there are no warranty claims relating to products at any time sold or services at any time performed by Seller pending or, to the best knowledge of Seller, threatened, which would have a Material Adverse Effect.

     IV.7 Title to Properties; Encumbrances; Condition.  Except as set forth on
          --------------------------------------------
Schedule 4.7 or any of the other Schedules hereto and except for properties and assets reflected in the Unaudited Financial Statements or acquired since the Unaudited Financial Statement Date which have been sold or otherwise disposed of in the ordinary course of business, Seller owns outright, and has, and shall at the Closing have, full legal and beneficial title to all of its Assets, in each case subject to no Encumbrances except for Permitted Encumbrances. Except as set forth on Schedule 4.7, each Asset is in good operating condition and repair, subject to ordinary wear and tear and has been properly maintained in accordance with the manufacturers' specifications, and each Asset is in compliance with all applicable federal and state laws and regulations. The Inventory consists of items of a quality and quantity usable or saleable in the regular course of business of Seller. As of the date of this Agreement, Seller has no less than 1,000 pagers in Inventory and at least 25,000 pagers in service.

     IV.8 Leases.  Schedule 4.8 contains an accurate and complete list of all
          ------
Leases to which Seller is a party (as lessee or lessor) and which are to be included in the Assets. Each Lease set forth on Schedule 4.8 is, to the best knowledge of Seller, in full force and effect; there is no existing default under any of such Leases on the part of Seller or, to the best of Seller's knowledge, any other party thereto.

     IV.9 Contracts and Commitments.  Schedule 2.1(c) contains an accurate and
          -------------------------
complete list of all Contracts to which Seller is a party and which are to be included in the Assets. Each Contract set forth on Schedule 2.1(c) is, to the best knowledge of Seller, in full force and effect; there is no existing default under any of such Contracts on the part of Seller, or, to the best of Seller's knowledge, any other party thereto. Except as set forth on Schedule 4.9:

          (a) Seller is not a party to or bound by any loan, credit or similar agreement or any indenture, trust agreement or other instrument relating to any issue of bonds, debentures, notes or other evidences of indebtedness or creating any Encumbrance on any of the Assets;

          (b) There are no bonus, pension, profit sharing, retirement, stock option, stock purchase, deferred compensation, hospitalization or insurance plans, or vacation or severance pay plans, or any other plans or arrangements providing benefits to officers, agents or employees of Seller;

          (c) Seller does not have nor is Seller currently negotiating any collective bar gaining agreement with any labor union or association or any employment contract or other binding agreement relating to the employment of any of its employees;
          (d) Seller is not a party to any joint venture agreement or other agreement involving the sharing of profits relating to the Business and/or the Assets;

          (e) Seller is not a party to any (i) contracts or commitments for capital expenditures outside the ordinary course of business or involving obligations on the part of Seller in amounts inconsistent with those incurred by Seller in the ordinary course of business in accordance with Seller's prior operation of the Business, (ii) Lease under which personal property is leased to or from Seller and which is not cancelable by Seller without penalty upon notice of thirty days or less or pursuant to which rentals payable by or to Seller, either individually or in the aggregate, substantially exceed amounts previously incurred by Seller in the ordinary course of business, (iii) continuing contract for the future purchase of Inventory or other materials, supplies, machinery or equipment in excess of the requirements of the Business conducted in the ordinary course, (iv) other contract or agreement which involves an obligation on the part of Seller, either individually or in the aggregate, in excess of amounts previously incurred by Seller in the ordinary course of business or, (v) contract not made in the ordinary course of business;

          (f) Seller is not party to any Contract limiting the freedom of Seller or any of its employees to engage in any line of business or to compete with any Person, and to the knowledge of Seller, no employee of Seller is subject to any such restrictions;

          (g) Seller is not a party to any Contract which involves $5,000 or more and is not cancelable without penalty within thirty days; and

          (h) There are no persons holding powers of attorney from, or otherwise authorized to act on behalf of Seller with respect to the Business or the Assets except for its respective officers and other management personnel regularly performing their business functions.

Except as specifically identified on Schedule 4.9, Seller has no knowledge that any Contract, Lease, or other obligation to which Seller is a party, individually or in the aggregate: (i) will result in a material loss to the Buyer after the Closing Date; (ii) cannot readily be performed or fulfilled on time without undue or unusual expenditure of money or effort by the Buyer after the

Closing Date, or (iii) is not in full force and effect and there exists a default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event would not cause a Material Adverse Effect. A true copy of each written Contract and Lease as well as all other documents evidencing any commitment of Seller required to be set forth on any Schedule hereto has been or will be delivered to Buyer by Seller no later than five days after execution of this Agreement. Also set forth on Schedule 4.9 is a list of all proposals, except proposals made by Seller's sales people in the ordinary course of business, submitted by Seller to any third party that, if accepted by such third party, would require dis closure on Schedule 4.9.

     IV.10  Permits.  All Permits required in connection with the use, operation
            -------
or ownership of the Assets and the conduct of the Business as currently conducted are listed on Schedule 4.10. To the best knowledge of Seller, the Permits issued to Seller by the Commission can be transferred to Buyer or a subsidiary corporation of Buyer as part of the consummation of the transactions contemplated by this Agreement. Except as noted in Schedule 2.1(g), all such Permits are in full force and effect and the facilities associated with such Permits have been constructed within the time frame provided by the rules and regulations promulgated by the Commission pursuant to the Communications Act of 1934 (the "Rules and Regulations").

     IV.11  Litigation.  Except as set forth on Schedule 4.11, there is no
            ----------
action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of Seller, threatened, against or affecting the properties or rights of Seller, and Seller does not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the best knowledge of Seller, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Without exception as to materiality or otherwise, Schedule 4.11 lists all claims, if any, filed with the Commission with respect to Seller and/or the operation of the Business since January 1, 1993. A decision adverse to Seller with respect to any of the matters listed on Schedule 4.11, or with respect to all or any combination thereof, would not result in a Material Adverse Effect with respect to Seller.

     IV.12  Taxes.
            -----

            (a) All returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date the portion of such taxable year or period ending on and including the Closing Date (the "Pre-Closing Period"), which are required to be filed by or with respect to Seller (collectively, the "Returns") have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respects.

            (b) There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to Seller for any Pre-Closing Period and Seller has not been requested to enter into any such agreement or waiver.

            (c) All Taxes relating to Seller which Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

            (d) Seller is not now nor has it ever been a party to any Tax allocation or sharing agreement that could result in any liability to Buyer.

            (e) The Assets have been operated by Seller as a single business or as a separate division, branch, or identifiable segment of Seller's entire business.

     IV.13  Insurance.  Set forth on Schedule 4.13 is a complete list of
            ---------
insurance policies that Seller maintains with respect to its respective businesses, properties or employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. In the judgment of Seller, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which Seller and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

     IV.14  Intellectual Property.  Schedule 4.14 sets forth all Intellectual
            ---------------------
Property owned by Seller. The operation of the Business requires no rights under the Intellectual Property other than rights under the Intellectual Property listed on Schedule 4.14 and rights granted to Seller pursuant to agreements listed on Schedule 4.14. Except as otherwise set forth on Schedule 4.14, Seller owns all right, title and interest in the Intellectual Property.
No litigation is pending or, to the best knowledge of Seller, threatened wherein Seller is accused of infringing or otherwise violating the intellectual property rights of another, or of breaching a contract conveying intellectual property rights.

     IV.15  Compliance with Laws.  Seller is in compliance with all applicable
            --------------------
laws, regula tions, orders, judgments and decrees applicable to the Business, except where any noncompliance would not have a Material Adverse Effect.

     IV.16  Employment Relations.  Seller is not engaged in any unfair labor
            --------------------
practice and to its knowledge has a good relationship with its employees.

     IV.17  Employee Benefit Plans.  None of the Employee Benefit Plans are
            ----------------------
subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and Seller and any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under Section 412(f) or 412(n) of the Code.

     IV.18  Environmental Laws and Regulations.  Except as set forth on Schedule
            ----------------------------------
4.18,

            (a) Seller or its authorized agents or independent contractors (including suppliers) have not generated on, used on, treated or stored on, transported to or from or arranged for transportation to or from, the real property owned or leased by Seller or any property adjoining such real property any Hazardous Materials,

            (b) Hazardous Materials have not been disposed, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, allowed to seep, placed and the like, into or upon any land or water or air, or otherwise allowed to enter into the environment (collectively, "Releases") by Seller, its authorized agents or independent contractors (including suppliers) on such real property or by Seller or its agents on any other property,

            (c) Seller is and has been in compliance with all applicable Environmental Laws, possesses all Permits required thereunder and is in compliance with all Permits issued thereunder with respect to such real property and to Seller's operations conducted thereon,

            (d) there are no pending or, to the best knowledge of Seller, threatened Environmental Claims against Seller with respect to such real property,

            (e) there are no facts or present or past circumstances, conditions or occur rences on such real property known to Seller that reasonably could be anticipated (i) to form the basis of an Environmental Claim against Seller or any owner, operator or lessee of such real property, or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy use or transferability of such real property under any Environmental Law,

            (f) there are not now and to the best knowledge of Seller, there never have been any underground storage tanks located on such real property, and

            (g) Seller has not in the ordinary course of business transported, treated, disposed of or stored Hazardous Materials.

     IV.19  Interests in Customers and Suppliers.  Except for relationships with
            ------------------------------------
Affiliates and as set forth on Schedule 4.19 attached hereto, Seller does not possess, directly or indirectly, any financial interest in, nor is any Person associated with Seller as a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of Seller.

     IV.20  Compensation of Employees.  Set forth on Schedule 4.20 is a complete
            -------------------------
list of all employees of Seller showing (i) such individuals' total compensation from Seller for the fiscal year ended on the Unaudited Financial Statement Date and (ii) compensation and salary rates for the current fiscal year. Except as set forth on Schedule 4.20, no employee of Seller has been promised a bonus or an increase in salary to take effect subsequent to the date hereof.

     IV.21  Suppliers and Customers.  Schedule 4.21 sets forth the five largest
            -----------------------
suppliers and the ten largest customers of Seller by dollar volume for each of the fiscal years 1994 and 1995 and as of the date hereof. The relationship of Seller with each of such suppliers and customers as of the date of this Agreement is, to the best knowledge of Seller, a good commercial working relationship, and except as set forth on Schedule 4.21, no significant supplier or client has canceled or otherwise terminated or, to the best knowledge of Seller, threatened to cancel or otherwise terminate its relationship with Seller since December 31, 1994.

     IV.22  Absence of Changes.  Except as set forth on Schedule 4.22, since the
            ------------------
Unaudited Financial Statement Date, there has not been any:

            (a) sale, assignment, pledge, hypothecation or other transfer of any of Seller's assets or properties except in the ordinary course of business;

            (b) Material Adverse Effect or any condition or contingency that might reasonably be expected to result in any Material Adverse Effect on Seller or the Business;

            (c) termination of or material amendment to any Contract or Lease except as reflected by any applicable Schedule;

            (d) increase in compensation payable or paid to, or any employment, bonus or compensation agreement entered into with, any officer, director, employee, agent or independent contractor of Seller other than in the ordinary course of business or other than as set forth on Schedule 4.20;

            (e) declaration or making, or agreement to declare or make, any payment of dividends or distributions of any assets of any kind or purchase, redemption or other acquisition, or agreement to purchase, redeem or otherwise acquire, directly or indirectly, any of Seller's outstanding capital stock; or merger, consolidation or agreement to merge or consolidate with any other entity;

            (f) agreement or arrangement creating any preferential rights to purchase any of Seller's capital stock or Assets or requiring the consent of any party to the transfer or assignment of any of Seller's capital stock or Assets;

            (g) other than in the ordinary course of business, a change in the amount of all Accounts Receivable of Seller or other fees or debts due to Seller or the allowances with respect thereto, or the payables of Seller to trade accounts and other creditors by Seller, from that reflected in the Unaudited Financial Statements;

            (h) Contract or transaction entered into or agreed to by Seller other than in the ordinary course of business; or

            (i) agreement by Seller to do any of the things described in the preceding clauses (a) through (h) except as contemplated in this Agreement.

     IV.23  Solvency.  Seller is not entering into this Agreement with actual
            --------
intent to hinder, delay or defraud creditors. Immediately prior to and immediately subsequent to the Closing Date:

            (a) the present fair salable value of the assets of Seller (on a going concern basis) will exceed the liability of Seller for its debts (including its contingent obligations);

            (b) Seller has not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to Seller after taking into account all other anticipated uses of funds is antici pated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and

            (c) Seller will have sufficient capital with which to conduct its business, and the property of Seller does not constitute unreasonably small capital with which to conduct its business.

For purposes of this Section 4.23, "debt" means any liability or a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

     IV.24  Disclosure.  No representation or warranty by Seller contained in
            ----------
this Agreement, nor any statement or certificate furnished or to be furnished by Seller to Buyer or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Business with adequate information as to Seller and its condition (financial and otherwise), properties, assets, liabilities, business and prospects, and Seller has disclosed to Buyer in writing all material adverse facts known to Seller relating to the same. The representations and warranties contained in this Article IV or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Buyer and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

     IV.25  Government Contracts.  Except as set forth on Schedule 4.26, Seller
            --------------------
does not:

            (a) have any Contracts with any agency of the Government of the United States involving any information, technology or data which is classified under Executive Order 12356 of April 2, 1982; or

            (b) have any products or services (including research and development) with respect to which Seller (i) is a supplier, direct or indirect, to any of the military services of the United States or the Department of Defense, other than the United States Coast Guard, except the supply to individuals of such military in their individual capacity, or
     (ii) has technology which has or could have military applications.

     IV.26  Copies of Documents.  Seller has made available for inspection and
            -------------------
copying by Buyer and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto.
The Books and Records to be delivered at Closing are true, complete and correct.

     IV.27  No Subsidiaries.  DFC has no subsidiaries.
            ---------------

     IV.28  Broker's or Finder's Fees.  No Person acting on behalf of Seller is,
            -------------------------
or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby represents and warrants to Seller as follows:

     V.1  Existence and Good Standing of Buyer; Power and Authority.  Buyer is a
          ---------------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to make, execute, deliver and perform this Agreement and the Buyer's Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Buyer's Agreements have been duly authorized and approved by all required corporate governance action of Buyer. This Agreement and the Buyer's Agreements have been, as applicable as of the date hereof or as of the Closing Date, duly executed and delivered by Buyer and are the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except to the extent that their respective enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     V.2  No Violations.  Except with respect to the Loan Agreement and the
          -------------
Subordinated Debt Agreement, the execution, delivery and performance of this Agreement and the Buyer's Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, (a) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of Buyer; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Buyer or by which any of its properties or assets may be bound; (c) require any filing by Buyer with, or require Buyer to obtain any permit, consent or approval of, or require Buyer to give any notice to, any governmental or regulatory body, agency or authority or any third party other than the Commission, Finova and certain parties to the Subordinated Debt Agreement; or (d) result in a violation or breach by Buyer of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer pursuant to, any of the terms, conditions or provision of any note, bond, mortgage, indenture, permit, contract, lease or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound, except in the case of clauses (b), (c) and (d) of this Section 5.2, for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect.

     V.3  Broker's or Finder's Fees.  No Person acting on behalf of Buyer is, or
          -------------------------
will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.


                                  ARTICLE VI
                      CONDITIONS TO SELLER'S OBLIGATIONS
                      ----------------------------------

     The obligations of Seller under this Agreement to sell, or cause to be sold, the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of all of the following conditions:

     VI.1 Truth of Representations and Warranties.  The representations and
          ---------------------------------------
warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer shall have delivered to Seller on the Closing Date a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect.

     VI.2 Performance of Agreements.  Each and all of the agreements and
          -------------------------
covenants of Buyer to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects, and Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

     VI.3 No Litigation Threatened.  No action or proceedings shall have been
          ------------------------
instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect to the best knowledge of such officer.

     VI.4 Governmental Approvals.  With respect to Seller's common carrier
          ----------------------
licenses from the Commission, all governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, but not limited to, all necessary approvals of the Commission ("FCC Approvals") and the FCC Approvals shall be final and nonappealable. With respect to Seller's private radio licenses from the Commission, the parties have authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations.

     VI.5 Proceedings.  All proceedings to be taken in connection with the
          -----------
transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all such documents and other evidence as its or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE VII
                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

     The obligations of Buyer under this Agreement to purchase the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of all of the following conditions:

     VII.1  Truth of Representations and Warranties. The representations and
            ---------------------------------------
warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Seller shall have delivered to Buyer on the Closing Date a certificate of an authorized representative of Seller, dated the Closing Date, to such effect.

     VII.2  Performance of Agreements.  Each and all of the agreements and
            -------------------------
covenants of

Seller to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects, and Seller shall have delivered to Buyer a certificate of an authorized representative of Seller, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

     VII.3  No Litigation Threatened.  No action or proceedings shall have been
            ------------------------
instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Seller shall have delivered to Buyer a certificate of an authorized representative of Seller, dated the Closing Date, to such effect to the best knowledge of such officer.

     VII.4  Schedules, Due Diligence and Audit.  Buyer shall have received the
            ----------------------------------
Schedules to be attached hereto and shall have concluded a due diligence review of Seller, both satisfactory to Buyer in its sole discretion. The audit pursuant to Section 3.5 shall have been completed and the final determination of EBITDA pursuant to Section 3.5 shall have been made, which determination shall be $350,000 or more.

     VII.5  Governmental Approvals.  With respect to Seller's common carrier
            ----------------------
licenses from the Commission, all governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, but not limited to, the FCC Approvals and the FCC Approvals shall be final and nonappealable. With respect to Seller's private radio licenses from the Commission, the parties have authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations.

     VII.6  Consents.  Each of the consents referred to on Schedule 4.3 attached
            --------
hereto shall have been obtained. Buyer shall have received the consents required under the Loan Agreement and the Subordinated Debt Agreement.

     VII.7  Proceedings.  All proceedings to be taken in connection with the
            -----------
transactions contemplated by this Agreement and all documents incident thereto
shall be reasonably satisfactory   in form and substance to Buyer and its
counsel, and Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                 ARTICLE VIII
                              COVENANTS OF SELLER
                              -------------------

     Seller hereby covenants and agrees with Buyer as follows:

     VIII.1  Cooperation by Seller.  Seller shall use its reasonable best
             ---------------------
efforts to cooperate with Buyer to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to effect the transactions contemplated hereby, and Seller shall otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Seller further agrees to deliver to Buyer prompt written notice of any event or condition known to or discovered by Seller, which if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Seller contained herein being untrue in any material respect.

     VIII.2  Notice of Breaches.  Seller shall deliver to Buyer prompt written
             ------------------
notice of any event or condition actually known to or discovered by Seller, which, if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Seller contained herein being untrue in any material respect. Upon the discovery and subsequent notice of such an event or condition, Buyer and Seller shall be entitled to the rights and remedies set forth in Section 11.2.

     VIII.3  Conduct of Business.  Except as Buyer may otherwise consent to in
             -------------------
writing, between the date hereof and the Closing Date, Seller shall, (a) conduct the Business only in the ordinary course, (b) use its reasonable efforts to keep available the services of its employees and maintain its current relationships with licensors, suppliers, lessors, distributors, customers, clients and others,
(c) maintain, consistent with past practice and good business judgment, all of the Assets in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all of the Assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, and (d) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice.

     VIII.4  Negative Covenants of Seller.  From and after the date hereof and
             ----------------------------
through the Closing Date and except with the specific prior written consent of Buyer, Seller covenants and agrees as follows:

          (a) Seller shall not sell, transfer or dispose of any of the Assets other than in the ordinary course of business; provided, however, that any sale, transfer or disposition of any Assets in the ordinary course of business shall not exceed Assets valued at more than $5,000 in the aggregate;

          (b) Seller shall not grant an Encumbrance (except a Permitted Encumbrance) on any of the Assets or allow any such Encumbrance (except a Permitted Encumbrance) to occur or to be created;

          (c) Except in the ordinary course of business, Seller shall not acquire any tangible properties or assets relating to the Business;

          (d) Seller shall not enter into any employment and/or any independent contractor agreements relating to services to be rendered in connection with the Business or any of the Assets except in the ordinary course of business;

          (e) Except in the ordinary course of business, Seller shall not amend, modify or terminate, without the prior written consent of Buyer, any of the Contracts, Leases or other agreements, if any, to be assumed by Buyer hereunder;

          (f) Seller shall not incur any indebtedness for which any of the Assets are, or may be, subject to any Encumbrance or claim, either express or implied; and

          (g) Seller shall not enter into any undertaking to furnish services for any con sideration other than money with respect to the operation of the Assets other than trades of paging services for advertising in the normal course of business and consistent with historic levels.

     VIII.5  Exclusive Dealing.  During the period from the date of this
             -----------------
Agreement to the earlier of the Closing Date or the termination of this Agreement, Seller shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Buyer, concerning any sale of the Assets or any material part thereof or a similar transaction involving Seller.

     VIII.6  Review of the Assets.  Seller agrees that Buyer may, prior to the
             --------------------
Closing Date, through its representatives, review (a) the Assets, (b) the complete working papers of Seller's certified public accountants used in their preparation of financial statements for Seller and (c) the Books and Records of Seller and otherwise review the financial and legal condition of Seller as Buyer deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by Seller hereunder or the remedies of Buyer for breaches of those representations and warranties. Buyer may also, prior to the Closing Date, through its representatives, inspect any or all of Seller's towers and other transmitting facilities. Such review and inspection shall occur only during normal business hours upon reasonable notice by Buyer. Seller shall permit Buyer and its representatives to have, after the execution of this Agreement, full access to employees of Seller who can furnish Buyer with financial and operating data and other information with respect to the Business as Buyer shall from time to time reasonably request.

     VIII.7  Governmental Filings.  It is expressly acknowledged and agreed
             --------------------
that, as soon as practicable after the execution of this Agreement, but in no event more than fifteen (15) days from the date hereof, Buyer and Seller shall file any forms required by the Commission to transfer the Assets. Seller agrees that it will cooperate with Buyer in all respects in connection with such filings and in connection with any requests for information or further filings which may be necessary in order to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. Seller shall deliver to Buyer and its counsel drafts of such filings by Seller and all other materials to be submitted sufficiently in advance of any such submission so that Buyer and its counsel may review and comment upon such filings and other materials. It is further agreed that (a) as soon as reasonably practicable, but in no event more than fifteen
(15) days after the Closing Date, Buyer and Seller shall file any forms required by the Commission to transfer the Subsequent Permits and the Subsequently Constructed Facilities; provided that notwithstanding the provisions of Section 10.1, Buyer and Seller shall undertake the Closing prior to the grant of the FCC Approvals of the assignment of the Subsequent Permits, and (b) as soon as reasonably practicable, but in no event more than fifteen (15) days after the Closing Date, Buyer and Seller shall amend any Pending Applications to replace Seller with Buyer as the proposed licensee.

     VIII.8  Use of Name.  Seller hereby agrees that, after the Closing Date,
             -----------
Seller shall (i) discontinue all use of the name "Oklahoma Radio Systems" or any other trade or assumed names used by Seller in the Business prior to the Closing Date alone or in any combination of words for any and all goods and services in connection with any telecommunications business done by Seller after the Closing Date; and (ii) discontinue all use of the name "Oklahoma Radio Systems" in any generally dispersed advertising or public solicitation of Seller or any advertising or solicitation which otherwise might reasonably be expected to reach any material number of Buyer's customers or potential customers.

     VIII.9  Schedules.  Buyer and Seller acknowledge that the Schedules hereto
             ---------
have not been delivered upon the execution of this Agreement. Seller therefore covenants to deliver such Schedules as soon as reasonably practical after the date hereof.

     VIII.10   Further Assurances.  At any time or from time to time after the
               ------------------
Closing Date, Seller shall, at the reasonable request of Buyer and at Buyer's expense, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.


                                  ARTICLE IX
                              COVENANTS OF BUYER
                              ------------------

     Buyer hereby covenants and agrees with Seller as follows:

     IX.1 Cooperation by Buyer.  Buyer will use its reasonable best efforts, and
          --------------------
will
cooperate with Seller, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Buyer to effect the transactions contemplated on its part hereby, and Buyer will otherwise use its reasonable best efforts to cause and consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied.

     IX.2 Books and Records; Personnel.  At all times after the Closing Date,
          ----------------------------
Buyer shall allow Seller and any agents of Seller, upon reasonable advance notice to Buyer, access to all Books and Records of Seller which are transferred to Buyer in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at the location where such Books and Records are maintained, and Seller shall have the right, at Seller's sole cost, to make copies of any such Books and Records. Buyer agrees to maintain all Books and Records acquired from Seller for a period of six years from the Closing Date unless such Books and Records are transferred and delivered to Seller within such six year period.

     IX.3 Further Assurances.  At any time or from time to time after the
          ------------------
Closing Date, Buyer shall, at the request of Seller and at Seller's expense, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

     IX.4 Governmental Filings.  It is expressly acknowledged and agreed that,
          --------------------
as soon as practicable after the execution of this Agreement, but in no event more than fifteen (15) days from the date hereof, Buyer and Seller shall file any forms required by the Commission to authorize the transfer of the Assets. Buyer agrees that it will cooperate with Seller in all respects in connection with such filings and in connection with any requests for information or further filings which may be necessary in order to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. Buyer shall deliver to Seller and its counsel drafts of such filings by Buyer and all other materials to be submitted sufficiently in advance of any such submission so that Seller and its counsel may review and comment upon such filings and other materials.


                                   ARTICLE X
                                  THE CLOSING
                                  -----------

     X.1  Time and Place.  The closing of the transactions contemplated by this
          --------------
Agreement (the "Closing") will take place at 9:00 a.m. at the offices of Bracewell & Patterson, L.L.P. located at 711 Louisiana, Suite 2900, Houston, Texas 77002, on or before August 1, 1996, or at such other time, at such other place or on such other date as the parties hereto may mutually agree. The date on which the Closing occurs is herein referred to as the "Closing Date," and the transactions contemplated by this Agreement shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

     X.2  Seller's Obligations.  At the Closing, Seller shall deliver to Buyer,
          --------------------
against delivery of the items specified in Section 10.3:

          (a) a bill of sale, assumption and other instruments of transfer, assignment and conveyance in form and substance reasonably satisfactory to Buyer sufficient to transfer to and effectively vest in Buyer all right, title and interest in the Assets together with posses sion of the Assets free and clear of all Encumbrances except Permitted Encumbrances;

          (b) the allocation of the Purchase Price on Schedule 3.2 agreed to by Buyer;

          (c) a check or wire transfer to an account of Buyer in the amount of any apportionment due Buyer pursuant to Section 3.4;

          (d) the Seller's Agreements executed by a duly authorized officer of DFC, by Fant and by DFC's shareholders, as applicable;

          (e) certified copies of the Articles of Incorporation, Bylaws and Good Standing and Existence Certificates of Seller;

          (f) all Books and Records which are to be furnished to Buyer hereunder, including all Contracts and Leases of Seller;

          (g) the certifications required by Section 7.1, 7.2 and 7.3 which may be contained in one certificate;

          (h) the consents to assignment of the Contracts and Leases as required by Section 7.6;

          (i) evidence of final and nonappealable FCC Approvals and with respect to Seller's private carrier licenses, evidence of authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations; and

          (j) such other instruments, documents and certificates in form and substance reasonably satisfactory to Buyer, as Buyer shall have reasonably required.

     X.3  Buyer's Obligations.  At the Closing, Buyer shall deliver to Seller,
          -------------------
against
delivery of the items specified in Section 10.2:

          (a) a wire transfer for the total of the Cash Payment and Noncompete Payment, as adjusted pursuant to Section 3.3, if necessary, plus the amount of any apportionment due Seller pursuant to Section 3.4;

          (b) the Buyer's Agreements executed by a duly authorized officer of Buyer;

          (c) the allocation of Purchase Price on Schedule 3.2 agreed to by Seller;

          (d) evidence of final and nonappealable FCC Approvals and with respect to Seller's private carrier licenses, evidence of authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations; and

          (e) the certifications required by Sections 6.1, 6.2 and 6.3 which may be contained in one certificate.

     X.4  Possession.  Simultaneously with the consummation of the transfer
          ----------
contemplated herein, Seller, through its officers, agents and employees shall put Buyer in full possession and enjoyment of all Assets to be conveyed and transferred by this Agreement.


                                  ARTICLE XI
                                  TERMINATION
                                  -----------

     XI.1 Termination.  This Agreement may be terminated and the transactions
          -----------
contemplated hereby may be abandoned at any time on or prior to the Closing
Date:

          (a) by the mutual written consent of Buyer and Seller;

          (b) by either party on or after August 1, 1996, if the Closing has not occurred by such date, provided that as of such date neither party is in default or that both parties are in default under this Agreement;

          (c) by Buyer or Seller in writing, without prejudice to other rights and remedies which the terminating party may have (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the other party shall (i) materially fail or have failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breach or have breached any of its representations or warranties contained herein; or

          (d) by Buyer if the final determination of EBITDA pursuant to Section
     3.5 is $350,000 or less.

     XI.2 Remedies Upon Default or Failure to Close.
          -----------------------------------------

          (a) If Buyer shall default in the performance of its obligations under this Agreement and shall for this reason be unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and provided that Seller is not then in material default of any of its obligations hereunder, Seller shall be entitled as its sole remedy to terminate this Agreement by written notice to Buyer and to retain the Earnest Money as liquidated damages; provided, however, that Buyer shall have a period of ten (10) days following written notice from Seller to cure any breach of this Agreement, if such breach is curable. Buyer and Seller hereby agree in the case of this clause (a) of Section 11.2 that (i) Seller's damages for Buyer's default are difficult or impossible to determine, (ii) Buyer's payment of the Earnest Money is deemed a reasonable estimate of Seller's potential damages, (iii) such payment is not a penalty or forfeiture, and (iv) upon Seller's retention of the Earnest Money, Buyer shall have no further liability to Seller.
          (b) If Seller shall materially default in the performance of its obligations under this Agreement, including, but not limited to, the failure of any condition to Closing in Article VII or the failure to make any required delivery under Section 10.2, and shall for that reason be unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and if Buyer is not then in material default of any of its obligations hereunder, Buyer may either (i) waive any such defaults by Seller and require Seller through specific performance (which Seller acknowledges to be an appropriate remedy) to consummate the sale in accordance with the terms of this Agreement, or (ii) terminate this Agreement and have the Earnest Money returned from Seller. The availability of specific performance shall be in addition to any other remedies or claims for damages Buyer may have at law or in equity for breaches or defaults by Seller of Seller's obligations hereunder or for Buyer's remedies pursuant to Article XII hereof.

     XI.3 Effect on Obligations.  Termination of this Agreement pursuant to this
          ---------------------
Article shall terminate all obligations of the parties hereunder, except for (i) Sections 11.2, 13.1, 13.2, 13.9 and 13.10 and Buyer's remedies under Article XII hereof, and (ii) the obligations set forth in the next succeeding sentence of this Section 11.3. Upon any termination of this Agreement each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.


                                  ARTICLE XII
                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

     XII.1  Indemnification of Seller.  Buyer shall indemnify and hold Seller
            -------------------------
and its Affiliates (the "Seller Indemnitees") harmless from and against any and all damages, including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by Seller Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Seller by Buyer pursuant to the terms of this Agreement, or (b) any liability or obligation (other than those for which Buyer is being indemnified by Seller hereunder) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date, including, but not limited to, Buyer's failure to perform any of the Assumed Obligations.

     XII.2  Indemnification of Buyer.
            ------------------------

          Seller shall indemnify and hold Buyer and its Affiliates (the "Buyer Indemnitees") harmless from and against any and all Damages suffered by Buyer Indemnitees as a result of, caused by, arising out of, or in any way relating to
(a) any misrepresentation, breach of warranty, nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Buyer by Seller pursuant to the terms of this Agreement, (b) any liability or obligation (other than those for which Seller is being indemnified by Buyer hereunder and other than the Assumed Obligations) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date and (c) the Excluded Liabilities. Buyer Indemnitees shall not be entitled to seek indemnification from Seller until and unless the aggregate of all claims for indemnification is equal to or greater than $10,000 at which time Seller's indemnification liability shall be for such entire amount.

     XII.3  Demands.  Each indemnified party hereunder agrees that promptly upon
            -------
its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

     XII.4  Right to Contest and Defend.  The indemnifying party shall be
            ---------------------------
entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party, having used its reasonable best efforts in resolution. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within fifteen (15) days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

     XII.5  Cooperation.  If requested by the indemnifying party, the
            -----------
indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. If the indemnifying party has not chosen to contest a Claim, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim at no cost or expense to the indemnified party.

     XII.6  Right to Participate.  The indemnified party agrees to afford the
            --------------------
indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

     XII.7  Payment of Damages.  The indemnifying party shall pay to the
            ------------------
indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement subject to offset for any insurance proceeds actually received by the indemnified party, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. The availability of insurance proceeds shall not delay or postpone any indemnification payment required hereunder. If the indemnified party both collects any such insurance proceeds and receives a payment from the indemnifying party hereunder, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the indemnified party shall promptly refund to the indemnifying party the amount of such excess, if permitted by the applicable insurance policy(ies). Except as otherwise provided in the preceding sentence, the indemnified party's receipt of any such insurance proceeds shall not eliminate or reduce the obligations of the indemnifying party or the rights of the indemnified party hereunder.

     XII.8  Survival of Representations and Warranties.  The representations and
            ------------------------------------------
warranties contained in Articles IV and V of this Agreement shall survive until the fifth anniversary date of the Closing Date except for the representations and warranties in Sections 4.2, 4.7, 4.11, 4.12, 4.14, 4.15 and 5.1 which shall survive forever.

     XII.9  General.  THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR
            -------
IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS
                                                             --------------
CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND
---------------------------------------------------------------------
OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS
------------------------------------------------------------------------
AGREEMENT.
---------


                                  ARTICLE XIII

                                 MISCELLANEOUS
                                 -------------

     XIII.1  Notices.  Any notice, request, instruction, correspondence or other
             -------
document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

          If to Seller prior to Closing , addressed to:

               Dave Fant Company
               (d/b/a Oklahoma Radio Systems)
               2616 N. Moore Avenue
               Moore, Oklahoma  73160
               Attention: Mr. David W. Fant
               Telecopy:  (405) 799-3099

          If to Seller after Closing, addressed to:

               Mr. David W. Fant
               113 SW 141
               Oklahoma City, Oklahoma 73170

          If to Buyer, addressed to:

               Teletouch Communications, Inc.
               1000 Louisiana, Suite 600
               Houston, Texas 77002
               Attention: Mr. Robert M. McMurrey
               Telecopy: (713) 650-3351

          with a copy prior to Closing to:

               Mr. Thomas D. Manford III
               Bracewell & Patterson, L.L.P.
               711 Louisiana Street, Suite 2900
               Houston, Texas  77002-2781
               Telecopy: (713) 221-1212

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

     XIII.2  Governing Law.  The provisions of this Agreement shall be governed
             -------------
by and construed and enforced in accordance with the laws of the State of Oklahoma (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction).

     XIII.3  Entire Agreement; Amendments and Waivers.  This Agreement
             ----------------------------------------
(including the exhibits and schedules hereto) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     XIII.4  Binding Effect and Assignment.  This Agreement shall be binding
             -----------------------------
upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by Seller without the prior written consent of Buyer. The parties specifically consent to the following future assignments: (i) after or at the Closing, as collateral for the financing of the transaction contemplated by this Agreement, Buyer may assign this Agreement and Buyer's rights hereunder and under other documents entered into in connection herewith to financial institutions or their affiliates providing any such financing or any refinancing thereof, and provided that, upon foreclosure or sale in lieu of foreclosure or deed in lieu of foreclosure or deed of any of the assets of Buyer to its Affiliates of Buyer's rights hereunder or under other documents entered into in connection herewith or a substantial portion thereof by or to any such financial institutions or their Affiliates, the representations, warranties, obligations, covenants, agreements and indemnities of Seller herein and in such other documents will inure to the benefit of such financial institutions (or their Affiliates) or any such purchaser or grantee; (ii) Seller may assign its rights and obligations to its shareholders pursuant to a dissolution of Seller as long as such assignment shall include the assumption by Seller's shareholders, severally and not jointly based on each shareholder's pro rata share, of Seller's obligations hereunder; and (iii) at the election of Buyer and in connection with the FCC Approvals to be obtained as a condition of Closing, all Permits of Seller issued by the Commission and subject to assignment and/or transfer from Seller to Buyer pursuant to the

Agreement may be transferred and assigned to either Buyer or Teletouch Licenses, Inc., a Delaware corporation and wholly owned subsidiary of Buyer. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. If any portion of the Purchase Price (or any assets acquired directly or indirectly with all or any portion of the Purchase Price) is distributed to Seller's shareholders at any time after the Closing Date, as a condition to any such distribution or dividend, Seller agrees to cause its shareholders to agree to be bound by the indemnification obligations of Seller set forth in Article XII hereof, severally and not jointly, to the extent and based on the percentage of the Purchase Price distributed to each shareholder. Seller covenants that should additional persons or entities become holders of Seller's capital stock prior to any payment of dividends including the Purchase Price or distribution of assets pursuant to a dissolution of Seller, Seller shall obtain the written agreement of such new holder of capital stock to the terms and provisions of this Section 13.4 and promptly forward a copy thereof to Buyer. Except for the foregoing, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

     XIII.5  Severability.  If any provision of the Agreement is rendered or
             ------------
declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Buyer and Seller shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions, but all of the remaining provisions of this Agreement shall remain in full force and effect.

     XIII.6  Headings.  The headings of the sections herein are inserted for
             --------
convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     XIII.7  Execution.  This Agreement may be executed in multiple counterparts
             ---------
each of which shall be deemed an original and all of which shall constitute one instrument.

     XIII.8  Sales and Transfer Taxes.  Seller shall be responsible for and pay
             ------------------------
any applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

     XIII.9  Expenses.  Except as otherwise provided in this Agreement, Seller
             --------
and Buyer shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby, provided, however, that Buyer and Seller shall share equally all filing fees payable to the Commission.

     XIII.10   Publicity.  Except as otherwise required by applicable laws or
               ---------
regulations, Seller or Buyer shall not issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of presentation and publication thereof.

     XIII.11   Bulk Sales.  Buyer and Seller agree to waive the provisions of
               ----------
any applicable bulk sales or bulk transfer laws. For a period of one year from the Closing Date, Seller agrees to indemnify and hold Buyer harmless with respect to any claims asserted against Buyer or damages incurred by Buyer as a result of such waiver.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                              BUYER:

                              TELETOUCH COMMUNICATIONS, INC.



                              By:_______________________________________________
                                  Robert M. McMurrey
                                  Chairman and Chief Executive Officer



                              SELLER:


                              __________________________________________________
                              David W. Fant



                              DAVE FANT COMPANY
                              (d/b/a Oklahoma Radio Systems)



                              By:_______________________________________________
                                  David W. Fant
                                  President


Seller's shareholder has executed this Agreement below for the purpose of acknowledging and affirming his obligations under Section 13.4 of this Agreement and his agreement to be bound thereby as the indirect beneficiary of the consideration paid for the Assets by Buyer.


                              __________________________________________________
                              David W. Fant